Exhibit 10.82

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JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (this “Agreement”) is entered into as of the 15th day of February 2011 by and between:

(1)	MEMC Singapore Pte. Ltd., a company organized and existing under the laws of Singapore with its principal offices at 6 Commonwealth Lane #03-03, Singapore 149547 (“MEMC Singapore”); and

(2)

Samsung Fine Chemicals Co. Ltd., a company organized and existing under the laws of Korea with its principal offices at 25th Floor, Samsung Electronics Building, 1320-10 Seocho 2-dong, Seocho-gu, Seoul 137-857, Korea (“SFC”).

MEMC Singapore and SFC are hereinafter referred to collectively as the “Parties” and individually as a “Party”.

W I T N E S S E T H:

WHEREAS, MEMC Singapore is engaged in the business of developing, manufacturing and distributing polysilicon products;

WHEREAS, SFC is engaged in the business of developing, manufacturing and distributing a variety of fine chemical products;

WHEREAS, MEMC Singapore and SFC explored the possibility of forming a polysilicon joint venture in Korea and entered into a Memorandum of Understanding dated August 24, 2010 (the “MOU”) summarizing the principal terms of such joint venture agreed between the Parties; and

WHEREAS, MEMC Singapore and SFC have agreed to enter into this Agreement to memorialize their mutual agreements and understandings on the establishment, financing, operation and management of a joint venture company (the “Company”) and their respective rights and obligations relative thereto.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements hereinbelow contained, and intending to be legally bound hereby, the Parties agree as follows:

Article 1. Definitions

1.1 Definitions. The terms defined in this Article shall have the meanings ascribed to them herein whenever they are used in this Agreement, unless otherwise clearly indicated by the context.

“Affiliate” shall mean, with respect to a Person, (i) any other Person that, directly or indirectly, Controls such Person or is Controlled by such Person or is under common Control with such

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Person and (ii) any director, officer or general partner of such Person or of any other Person falling under clause (i) above; provided, however, that neither Party shall be deemed to be an Affiliate of the other Party.

“Appointing Party” shall mean the non-breaching Party under Section 11.6 or the Terminating Party under Section 15.5.

“Articles of Incorporation” shall mean the Articles of Incorporation of the Company, as amended from time to time.

“Board” shall refer to the duly constituted board of directors of the Company.

“Business” shall mean the business of developing, manufacturing, commercializing, distributing, selling and/or marketing polysilicon of any grade, regardless of how and for what purpose such polysilicon is used.

“Business Day” shall mean a day on which banks are open for normal banking business in Seoul, Korea and Singapore (excluding Saturdays).

“Buyout” shall have the meaning set forth in Section 15.6.

“Buyout Date” shall have the meaning set forth in Section 15.6(a).

“Buyout Notice” shall have the meaning set forth in Section 15.6.

“Buyout Price” shall have the meaning set forth in Section 15.6(d).

“Buyout Shares” shall have the meaning set forth in Section 15.6.

“Closing” shall have the meaning set forth in Section 3.1.

“Closing Date” shall have the meaning set forth in Section 3.1.

“Company” shall have the meaning set forth in the fourth WHEREAS clause.

“Company Products” shall have the meaning set forth in Section 5.5(c).

“Conditions Precedent” shall have the meaning set forth in Section 3.1.

“Confidential Information” shall have the meaning set forth in Section 12.1.

“Control” shall mean the power and ability to direct the management and policies of the controlled enterprise, whether directly or indirectly through one or more intermediaries, through ownership of voting securities of the controlled enterprise or by contract or otherwise; and the terms “Controls,” “Controlled” and “Controlling” shall be construed accordingly.

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“Deadlock” shall have the meaning set forth in Section 9.2.

“Directors” shall mean the duly elected members of the Board and “Director” shall mean a duly elected member of the Board.

“Fair Market Value” shall mean the fair market value of the Shares of the Company as determined by a reputable independent appraiser experienced in the valuation of enterprises in Korea that is appointed by the Appointing Party considering the Company as a going concern and assuming a sale and purchase transaction between a willing seller and a willing buyer; provided, however, that such appraiser shall be selected pursuant to the procedures set forth in Schedule II hereto.

“First Stage” shall have the meaning set forth in Section 9.4(a).

“General Meeting of Shareholders” shall refer to a duly constituted general meeting of Shareholders of the Company.

“Government Approvals” of any action to be taken by a Party hereunder shall mean such approval, authorization or confirmation of, consent to, or acceptance of report on the action, together with such licenses, permits or other permissions reasonably required for the action, all as the applicable statutes, decrees, regulations and rulings of governmental authority may require to be obtained in connection with the action from such governmental authority or from political subdivisions thereof.

“KFTC Approval” shall mean the approval by the Korean Fair Trade Commission (under the Monopoly Regulation and Fair Trade Act of Korea) of the establishment of the Company by the Parties pursuant to the terms of this Agreement; provided that such approval shall be unconditional or subject to conditions reasonably acceptable to both Parties.

“Korea” shall mean the Republic of Korea.

“Korean Won” and “KRW” shall mean the lawful currency of Korea.

“Lease and Services Agreement” shall have the meaning set forth in Section 5.6(a).

“MOU” shall have the meanings set forth in the third WHEREAS clause.

“Non-Terminating Party” shall have the meaning set forth in Section 15.5.

“Non-Transferring Party” shall have the meaning set forth in Section 11.3(a).

“Offeree” shall have the meaning set forth in Section 9.4(b).

“Offeror” shall have the meaning set forth in Section 9.4(b).

“Person” shall mean a natural person, corporation, limited liability company, joint stock

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company, partnership, trust, unincorporated association, joint venture or other entity or organization.

“Plant” shall have the meaning set forth in Section 5.1.

“Polysilicon Sale Agreement” shall have the meaning set forth in Section 5.6.

“Polysilicon Supply Agreement” shall have the meaning set forth in Section 5.6(c).

“Related Agreements” shall mean, collectively, the Polysilicon Sale Agreement, the Lease and Services Agreement, the Technology License Agreement and the Polysilicon Supply Agreements.

“Representative Director” shall mean the representative director of the Company.

“Second Stage” shall have the meaning set forth in Section 9.4(b).

“Senior Officer(s)” shall have the meaning set forth in Section 7.3.

“Shares” shall mean shares of voting common stock of the Company, with a par value of Five Thousand Korean Won (KRW5,000) each; except where the context does not permit such construction, all references to the Shares of a Party shall be deemed to include Share Equivalents, if any, held by that Party (calculated for this purpose as if all Share Equivalents had been fully converted into, exchanged for or exercised for subscription of Shares).

“Share Equivalents” shall mean convertible bonds, warrants, options or other similar instruments or securities which are convertible into or exchangeable for, or which carry a right to subscribe for, Shares.

“Shareholder” shall mean a registered owner of Shares.

“Shareholding” shall mean the number or percentage (as the context may require) of Shares held by a Party; except where the context does not permit such construction, all references to the Shareholding of a Party shall be deemed to include Share Equivalents, if any, held by that Party (calculated for this purpose as if all Share Equivalents had been fully converted into, exchanged for or exercised for subscription of Shares).

“Starting Price” shall have the meaning set forth in Section 9.4(b).

“Statutory Auditor” shall mean the statutory auditor of the Company.

“Subsidiary” shall mean, with respect to a Party, any corporation, company, partnership, association or other entity (i) in which such Party directly or indirectly owns, beneficially or of record, 50% or more of the total issued and outstanding voting shares or other equity interests with voting rights or (ii) which is directly or indirectly Controlled by such Party.

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“Technology License Agreement” shall have the meaning set forth in Section 5.6(b).

“Terminating Party” shall have the meaning set forth in Section 15.5.

“Terms and Conditions” shall have the meaning set forth in Section 9.4(b).

“Transfer Notice” shall have the meaning set forth in Section 11.3(a).

“Transferring Party” shall have the meaning set forth in Section 11.3(a).

1.2 Interpretation. Each of the following rules of usage and interpretation shall apply to this Agreement unless otherwise required by the context or unless otherwise specified herein:

(a)	Words denoting the singular shall include the plural and vice versa; the word “or” shall not be interpreted as exclusive; and words denoting one gender shall include both genders;

(b)	References to Articles and Sections are references to Articles and Sections, respectively, in this Agreement;

(c)	Reference to “writing” includes printing, typing, lithography and other means of reproducing words in visible form, other than e-mails, provided, however, that upon any acknowledgement by a receiving Party of an e-mail from a sending Party, such e-mail shall constitute valid notice in writing;

(d)	Reference to any agreement means such agreement as amended, modified, extended or supplemented from time to time in accordance with the applicable provisions thereof;

(e)	The words “include” and “including” shall be without limitation; and

(f)	Reference to any Person shall include such Person’s successors and permitted transferees and assigns.

Article 2. Organization and Capitalization of the Company

2.1 Incorporation. On the Closing Date or as soon as practicable thereafter, MEMC Singapore and SFC shall establish and register the Company as a joint stock corporation (“chu-shik-hoe-sa”) in accordance with the laws of Korea.

2.2 Corporate Name. The name of the Company shall be determined by mutual agreement of the parties prior to incorporation.

2.3 Business Objective. The business objective of the Company shall be the development, manufacturing, commercialization and distribution of polysilicon products worldwide and any and all activities related or incidental thereto.

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2.4 Articles of Incorporation. The Parties shall adopt initial Articles of Incorporation for the Company at the time of its incorporation in the form attached hereto as Exhibit A. In the event any conflict or discrepancy arises between the Articles of Incorporation and the terms of this Agreement (as amended from time to time), the Parties shall promptly take and cause to be taken all necessary actions to amend the Articles of Incorporation so that it will conform to and be consistent with the terms of this Agreement; provided that until such time as the Articles of Incorporation are so amended, the terms of this Agreement shall prevail between the Parties to the maximum extent permitted by applicable law.

2.5 Subscription of Shares for Incorporation. The Company shall be incorporated with initial paid-in capital of Thirty Billion Korean Won (KRW30,000,000,000), of which amount Fifteen Billion Korean Won (KRW15,000,000,000) shall be contributed by MEMC Singapore and Fifteen Billion Korean Won (KRW15,000,000,000) shall be contributed by SFC, all in cash. In return for such capital contributions, the Company shall issue Shares to the Parties at the issue price of Fifty Thousand Korean Won (KRW50,000) per Share, and upon incorporation of the Company, MEMC Singapore and SFC shall respectively own the following Shares:

Party	Number of Shares	Ownership Percentage
MEMC Singapore	300,000 Shares	50%
SFC	300,000 Shares	50%

Article 3. Closing of Subscription of Shares

3.1 Closing Date. Subject to the fulfillment of the conditions precedent specified in Sections 3.2 and 3.3 (the “Conditions Precedent”), the subscription of Shares by the Parties as contemplated herein shall be consummated at a closing (the “Closing”) to be held at 10:00 a.m., Korea time, on April 1, 2011 at the principal offices of SFC; provided, however, that if all of the Conditions Precedent have not been satisfied (or waived by the Party entitled to waive the relevant Condition Precedent) as of that date, the Closing shall take place on: (i) the third (3rd) Business Day following the satisfaction or waiver (by the Party entitled to waive the relevant Condition Precedent) of all of the Conditions Precedent to the Closing and the prompt notification thereof by the Party satisfying or waiving the Conditions Precedent to the other Party; or (ii) at such other time as the Parties may agree (such date and time being herein referred to as the “Closing Date”).

3.2 Conditions Precedent to MEMC Singapore’s Obligation to Subscribe for Shares at Closing. The obligation of MEMC Singapore to complete the Closing hereunder shall be subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by MEMC Singapore at its sole discretion:

(a)	SFC shall have performed and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the time of Closing;

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(b)	All of the representations and warranties made by SFC in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date;

(c)	No order, injunction, decision or ruling shall have been made or issued by any court, arbitration tribunal or other governmental authority that disallows, challenges, enjoins, prohibits or imposes any damages, penalties or restrictions on, or otherwise makes illegal the consummation of, the transactions contemplated by this Agreement;

(d)	No suit, action or other legal proceeding shall be pending or threatened against SFC before any court, arbitration tribunal or other governmental authority, which seeks to disallow, challenge, enjoin, prohibit or impose any damages, penalties or restrictions on, or otherwise make illegal the consummation of, the transactions contemplated by this Agreement, and no investigation that could reasonably be expected to result in any such suit, action or proceeding shall be pending or threatened against SFC;

(e)	The KFTC Approval shall have been duly obtained;

(f)	All other Government Approvals and all authorizations, consents, approvals and waivers from any Person other than governmental authorities required to be obtained by SFC in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby shall have been duly obtained; and

(g)	SFC shall have taken all corporate action necessary to approve the consummation of the transactions contemplated by this Agreement and the Related Agreements to which it is a party.

3.3 Conditions Precedent to SFC’s Obligation to Subscribe for Shares at Closing. The obligation of SFC to complete the Closing hereunder shall be subject to the fulfillment prior to or at the Closing of each of the following conditions, any one or more of which may be waived by SFC at its sole discretion:

(a)	MEMC Singapore shall have performed and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the time of Closing;

(b)	All of the representations and warranties made by MEMC Singapore in this Agreement shall be true and correct in all material respects at and as of the Closing Date as though such representations and warranties were made at and as of the Closing Date;

(c)	No order, injunction, decision or ruling shall have been made or issued by any court, arbitration tribunal or other governmental authority that disallows, challenges, enjoins, prohibits or imposes any damages, penalties or restrictions on, or otherwise makes illegal the consummation of, the transactions contemplated by this Agreement;

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(d)	No suit, action or other legal proceeding shall be pending or threatened against MEMC Singapore before any court, arbitration tribunal or other governmental authority, which seeks to disallow, challenge, enjoin, prohibit or impose any damages, penalties or restrictions on, or otherwise make illegal the consummation of, the transactions contemplated by this Agreement, and no investigation that could reasonably be expected to result in any such suit, action or proceeding shall be pending or threatened against MEMC Singapore;

(e)	The KFTC Approval shall have been duly obtained;

(f)	All other Government Approvals and all authorizations, consents, approvals and waivers from any Person other than governmental authorities required to be obtained by MEMC Singapore in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby shall have been duly obtained; and

(g)	MEMC Singapore shall have taken all corporate actions necessary to approve the consummation of the transactions contemplated by this Agreement and the Related Agreements to which it is a party.

3.4 Closing Deliveries of MEMC Singapore. At the Closing, MEMC Singapore shall pay the subscription price for the Shares to be subscribed for by it pursuant to Section 2.5 by means of a wire transfer in immediately available funds to a share subscription account established for the Company. In addition, at the Closing, MEMC Singapore shall deliver, or have delivered, to SFC the following:

(a)	A certificate of a duly authorized officer of MEMC Singapore, which shall be dated as of the Closing Date, certifying (i) that the representations and warranties of MEMC Singapore contained in this Agreement are true and correct in all material respects at and as of the Closing Date with the same effect as though such representations and warranties were made at and as of such date and (ii) that all other Conditions Precedent set forth in Section 3.3 have been fulfilled; and

(b)	An instrument evidencing that MEMC Singapore has duly taken all corporate actions necessary to approve the consummation of the transactions contemplated by this Agreement.

3.5 Closing Deliveries of SFC. At the Closing, SFC shall pay the subscription price for the Shares to be subscribed for by it pursuant to Section 2.5 by means of a wire transfer in immediately available funds to a share subscription account established for the Company. In addition, at the Closing, SFC shall deliver, or have delivered, to MEMC Singapore the following:

(a)

A certificate of a duly authorized officer of SFC, which shall be dated as of the Closing Date, certifying (i) that the representations and warranties of SFC contained in this Agreement are true and correct in all material respects at and as of the Closing Date with

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the same effect as though such representations and warranties were made at and as of such date and (ii) that all other Conditions Precedent set forth in Section 3.2 have been fulfilled; and

(b)	An instrument evidencing that SFC has duly taken all corporate actions necessary to approve the consummation of the transactions contemplated by this Agreement.

Article 4. Acquisition and Ownership of Shares

4.1 Subscription of Additional Shares. The Parties shall subscribe for and purchase additional Shares every three (3) months from the Closing Date until the construction of the initial Plant is completed, in such installments as decided by the Board in order to provide necessary funding for the construction of the Plant while maintaining the debt-to-equity ratio of the Company in accordance with Section 5.2.

4.2 Preemptive Subscription Rights. Except as otherwise provided in the Articles of Incorporation, each Shareholder shall at all times have the preemptive right to subscribe for and purchase a pro rata portion (equal to such Shareholder’s then current Shareholding) of any additional Shares or Share Equivalents newly issued by the Company at a price determined by the Board. Subject to Section 4.1, a Shareholder may exercise its preemptive right under this Section 4.2 in whole or in part.

4.3 Waiver of Preemptive Subscription Rights. If any Shareholder waives its preemptive right or fails to subscribe or pay for its full pro rata share of any new Shares or Share Equivalents issued by the Company, the Board may allocate such unsubscribed Shares or Share Equivalents to other Shareholders or to a third party; provided, however, that if any such unsubscribed Shares or Share Equivalents are thereby decided to be allocated to either MEMC Singapore or SFC, a proportional number of Shares or Share Equivalents (based on the relative Shareholdings of MEMC Singapore and SFC) shall also be allocated to the other Party (on condition that such other Party did not already waive its preemptive right or fail to subscribe or pay for its full pro rata share of such new Shares or Share Equivalents); provided further that if either Party fails to fully subscribe or pay for such unsubscribed Shares or Share Equivalents allocated to it as aforesaid, the Board may allocate any such Shares or Share Equivalents that have not been subscribed and paid for by such Party to any other Shareholders and/or any third party. If any fractional Shares result from the allocation of new Shares or Share Equivalents, the disposition of such fractional Shares shall be decided by the Board. Examples of how this Section 4.3 applies to the issuance of new Shares by the Company are set forth in Exhibit C hereto.

4.4 Exercise of Voting Rights. Each Party agrees to take all actions necessary to ensure that the Company shall be managed, and the rights and obligations of the Parties shall be implemented, in accordance with the terms of this Agreement, including voting all Shares held by it and causing the Directors nominated by it to vote to give effect to the terms of this Agreement; provided, however, that this does not mean that a Party will be prevented from voting their Shares as they see fit so long as such exercise of voting rights does not conflict with the terms of this Agreement.

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4.5 Additional Shares Acquired by the Parties. The provisions of this Agreement shall apply to any other or additional Shares issued to, purchased or acquired by either Party, whether such other or additional Shares are received, subscribed for, purchased or acquired by reason of any stock dividend, stock split or consolidation, capital increase, corporate merger or split, reorganization or other transactions or events.

4.6 Shares and Share Equivalents Held by Affiliates. Any Shares or Share Equivalents held by any Affiliate(s) of a Party shall be deemed owned and held by such Party for all purposes of this Agreement (including for the purpose of determining such Party’s Shareholding), and such Party shall procure that all such Shares will be voted to give effect to and in accordance with the terms of this Agreement and that no such Shares or Share Equivalents will be Transferred or subject to any Encumbrance except in accordance with the terms of this Agreement, in each case as if they were directly owned and held by such Party.

Article 5. Undertakings and Agreements of the Parties

5.1 Construction and Operation of Polysilicon Plant. The Company shall build, own and operate a polysilicon manufacturing plant (the “Plant”) in Ulsan, Korea, which Plant shall initially have an annual production capacity of approximately 10,000 metric tons of electronics grade polysilicon and may expand its production capacity as decided by the Board. The Plant shall be built on land located in SFC’s Ulsan plant complex and leased by the Company from SFC pursuant to the Lease and Services Agreement. SFC shall provide to the Company, and the Company shall purchase from SFC, available utilities and support services required by the Company for the operation and maintenance of the Plant pursuant to the Lease and Services Agreement.

5.2 Debt Financing for Plant Construction. In addition to the capital contributions made by the Parties to the Company pursuant to Sections 2.5 and 4.1, the Company shall secure additional funds required for the construction of the initial Plant through debt financing. The Parties shall provide such support as may be reasonably necessary for the Company to secure favorable terms with respect to such debt financing; provided, however, that in no event shall the Parties be required to provide a parent guarantee or similar assurance of payment by the Company. The Company shall obtain such debt financing from time to time as additional funds are required for the construction of the initial Plant, as determined by mutual agreement of the Parties immediately prior to incorporation of the Company. Currently, the Parties intend (i) for such debt financing not to raise the debt-to-equity ratio of the Company over 100% before the completion of the construction of the initial Plant and (ii) for the debt-to-equity ratio of the Company upon the completion of the construction of the initial Plant to be 100% (or as close to 100% as reasonably possible).

5.3 Technology Licenses. The Company shall (i) license the front-end technology (TCS technology) required for the construction and operation of the Plant from a third party technology provider mutually agreed by the Parties upon terms and conditions approved by the Board and (ii) license certain back-end technology (CVD technology) necessary for the

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construction and operation of the Plant from MEMC Singapore or one of its Affiliates pursuant to the Technology License Agreement.

5.4 Polysilicon Manufacturing Cost. The Company shall endeavor to achieve a competitive cost structure for manufacturing polysilicon by lowering capital expenditure, utility costs, raw material costs and labor costs, seeking favorable financing terms, implementing innovative production efficiency improvement measures and maximizing government incentives available to the Company. The current target of the Parties (based on their current knowledge of prevailing market and economic conditions as of the date of this Agreement, such as exchange rate, oil price, material costs and borrowing costs) is for the Company to achieve a total production cost basis, inclusive of all costs, of no more than U.S.$[*****] per kilogram of polysilicon by [*****]. The Parties have agreed to target total costs of polysilicon per kilogram of U.S.$[*****] per kilogram in [*****] and U.S.$[*****] per kilogram in [*****].

5.5	Production and Sale of Polysilicon by the Company.

(a)	The Company shall endeavor to commence commercial production of polysilicon by [*****].

(b)	The Company shall maximize its actual polysilicon production output. Any departure from this policy shall require the prior approval of the Board.

(c)	The Company shall sell to the Parties, and the Parties shall purchase from the Company for resale and/or internal consumption, all polysilicon products manufactured by the Company (“Company Products”) in proportion to their respective Shareholdings. Such sale and purchase of Company Products shall be made in accordance with and governed by the terms of the Polysilicon Supply Agreement entered into between the Company and the relevant Party.

(d)	Company Products shall be sold to the Parties at equal prices negotiated and agreed between the Company and the Parties based on a standard cost plus a certain markup established by an independent professional transfer pricing consultant engaged by the Company, which shall meet all applicable legal, tax and regulatory requirements.

5.6 Execution of Related Agreements. Concurrently with the execution of this Agreement, the Parties shall enter into an agreement concerning the sale of Company Products by the Parties substantially in the form attached hereto as Exhibit B (the “Polysilicon Sale Agreement”). In addition, as soon as reasonably practicable following the incorporation of the Company, the Parties shall, and shall cause the Company to, enter into the following agreements:

(a)

A land lease and services agreement between the Company and SFC in form and substance reasonably satisfactory to the Parties, whereby (i) SFC will lease to the Company, and the Company will lease from SFC, certain land located in SFC’s plant complex in Ulsan, Korea for the construction and operation of the Plant and (ii) SFC will provide to the Company, and the Company will purchase from SFC, electricity,

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steam, cooling water, process water, wastewater treatment services and other utilities and support services required by the Company for the operation and maintenance of the Plant to the extent available to SFC (the “Lease and Services Agreement”);

(b)	A technology license and technical assistance agreement between the Company and MEMC Singapore or one of its Affiliates in form and substance reasonably satisfactory to the Parties, whereby the Company will license certain back-end technology necessary for the construction and operation of the Plant from MEMC Singapore or such Affiliate (the “Technology License Agreement”); and

(c)	A polysilicon supply agreement between the Company and MEMC Singapore and another polysilicon supply agreement between the Company and SFC in form and substance reasonably satisfactory to the Parties, whereby the Company will supply to each Party, and each Party will purchase from the Company, its share of Company Products (each a “Polysilicon Supply Agreement”).

In addition, the Parties shall use their commercially reasonable efforts and cooperate with each other in good faith to ensure that as soon as reasonably practicable following the incorporation of the Company an appropriate technology license agreement for the front-end technology required by the Company for the construction and operation of the Plant will be entered into between the Company and a third party technology provider mutually agreed by the Parties upon terms and conditions approved by the Board.

5.7 Transfer of Work Product from FEED Services. As soon as practicable following the incorporation of the Company, the Parties shall cause the Company to purchase and acquire from MEMC Singapore, and MEMC Singapore shall sell and transfer to the Company, at cost (in Euro), all of MEMC Singapore’s rights, title and interests to and in the work product generated from front-end engineering services for the construction of the Plant provided by VTU Engineering Italia to MEMC Singapore pursuant to Section 3.2 of the MOU.

5.8 Government Incentives. The Parties shall endeavor to obtain and maximize tax incentives that may be granted by the Korean government to the Company under Korean foreign direct investment law. MEMC Singapore shall endeavor to obtain and maximize a government cash grant available to MEMC Singapore under Korean foreign direct investment law in connection with its investment in the Company, and SFC shall provide such support as may be reasonably requested by MEMC Singapore in relation thereto. All costs and expenses incurred in connection with such tax incentives after the incorporation of the Company shall be borne by the Company. All costs and expenses incurred in connection with such government cash grant, including those incurred by SFC to provide support requested by MEMC Singapore, shall be the sole responsibility of MEMC Singapore; provided that any such costs or expenses to be incurred by SFC shall be approved by MEMC Singapore in writing before they are incurred.

Article 6. Board of Directors of the Company

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6.1 Authority and Responsibility. Except as otherwise required by mandatory provisions of applicable law or this Agreement, ultimate responsibility for the management, direction and control of the Company shall be vested in the Board. The Board may delegate authority for the day-to-day management of the Company to the Representative Director in accordance with resolutions duly adopted and consistent with this Agreement and the Articles of Incorporation.

6.2	Composition of the Board.

(a)	The Board shall consist of six (6) Directors.

(b)	Each Party shall have the right to nominate for election at the General Meeting of Shareholders the number of Directors that is obtained by multiplying the total number of Directors of the Company by the ratio of its respective Shareholding over the combined Shareholdings of MEMC Singapore and SFC; provided that any resulting decimal shall be rounded to the nearest whole number. Initially, each Party shall be entitled to nominate three (3) Directors. Each Party entitled to nominate one or more Directors shall consult in good faith with the other Party prior to making such nomination, although the final decision to appoint such Director(s) shall ultimately reside with such Party.

(c)	Each Party shall have the right to replace any of its nominated Directors at any time for any reason, whether the term of his office has expired or not, without the consent of the other Party; provided, however, that the Party who so replaces its nominated Director shall indemnify the Company and the other Party for any claims, damages or expenses made or claimed by the replaced Director by reason of such replacement. If a Party gives written notice of such replacement to the other Party, the Parties shall take and cause to be taken all necessary actions (including causing their respective nominated Directors to hold a meeting of the Board and adopt necessary resolutions) to convene a General Meeting of Shareholders as soon as practicable to elect a replacement Director nominated by the Party who desires to replace its nominated Director.

(d)	If the number of Directors that a Party is entitled to nominate is reduced hereunder, such Party shall determine which Director or Directors nominated by it are to be removed and cause such Director or Directors to resign or to be removed forthwith, and shall indemnify and hold the Company and the other Party harmless against any claims, damages or expenses made or incurred by reason of such resignation or removal. Furthermore, such Party shall exercise its voting rights in favor of the election of the person(s) nominated by the other Party as new Director or Directors, if such other Party is entitled to fill the vacant office(s) of the resigning or removed Director or Directors hereunder.

(e)

Each Party shall exercise (and shall cause each of its Affiliates to exercise) its voting rights so that the nominees of the other Party shall be elected as Directors in accordance with this Section 6.2 during the term of this Agreement. In addition, in connection with a General Meeting of Shareholders at which the election of any Directors nominated by either MEMC Singapore or SFC is proposed, SFC or MEMC Singapore, as the case

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may be, shall exercise (and shall cause each of its Affiliates to exercise) any and all voting rights it may have through proxies or powers of attorney in favor of the election of such Directors; provided, however, that the Parties shall have no obligation to solicit proxies.

6.3 No Cumulative Voting. The Company shall not adopt a cumulative voting system with respect to the election of Directors. The Articles of Incorporation of the Company shall so provide to ensure that the Parties’ rights to nominate Directors pursuant to this Article 6 shall be secured.

6.4 Term of Directors. The term of office of a Director shall be three (3) years; provided, however, that if such term expires before the close of the ordinary General Meeting of Shareholders concerning the last fiscal year that ended during the three-year term, it shall be extended until the close of such General Meeting of Shareholders.

6.5 Meetings of the Board.

(a)	Meetings of the Board shall be held at least once every fiscal quarter at the head office of the Company unless otherwise determined by the Board. Meetings of the Board may also be convened by the Representative Director at his discretion or at the request of any Director by written notice to the Representative Director.

(b)	In convening a meeting of the Board, a written notice (in English and in Korean) stating the agenda, date, time and place of the meeting shall be sent by the Representative Director to all of the Directors and the Statutory Auditors at least fourteen (14) days prior to the date of such meeting. Such notice may be given by e-mail or facsimile. Each notice of a meeting of the Board shall be accompanied by a copy of all reports and materials that are necessary or appropriate for prior review and consideration by the Directors of the matters on the agenda. The notice period set forth herein may be shortened or omitted with the written consent of all of the Directors and the Statutory Auditors.

(c)	The Representative Director shall preside over each meeting of the Board as chairman. In the event the Representative Director is unable or unwilling to perform such duty with respect to a meeting of the Board, another Director appointed by the Board shall act as chairman of such meeting.

(d)	Meetings of the Board shall be conducted in English. The Company shall provide a Korean-English interpreter and such other support as is necessary to ensure that all participants are able to fully understand and participate in the meetings. Directors may participate in and vote at a meeting of the Board via video conferencing equipment whereby all participants in the meeting can simultaneously see and hear each other.

(e)	Minutes of each meeting of the Board shall be prepared both in English and in Korean; provided that in the event of any conflict or discrepancy between the English and Korean versions of such minutes, the English version shall control.

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(f)	A quorum for a meeting of the Board shall be the presence of a majority of the Directors then in office. All actions and resolutions taken at a meeting of the Board shall be adopted by an affirmative vote of a majority of the Directors present at the meeting. The chairman of the meeting shall have no casting or tie-breaking vote.

6.6	Report to the Board. The following information shall be reported to the Board once each fiscal quarter:

(a)	The unaudited financial statements of the Company consisting of a balance sheet as of the end of the preceding fiscal quarter and the related statements of income (including earnings per share), shareholders’ equity and cash flows for the fiscal quarter then ended, certified by the chief financial officer of the Company;

(b)	A written report comparing actual results for such fiscal quarter to the annual budget and business plan and containing comments on any other significant operational or other developments which may affect the Company; and

(c)	A summary or scorecard with key operational and business targets and milestones.

Article 7. Officers of the Company

7.1 Representative Director. The Company shall have one (1) Representative Director, who shall be elected by a resolution of the Board. The Representative Director shall serve as president and chief executive officer of the Company and shall represent the Company, observe and enforce the matters resolved by the Board and the General Meeting of Shareholders and be responsible for the general management of the Company. The term of office of the Representative Director shall be three (3) years; provided, however, that if such term expires before the close of the ordinary General Meeting of Shareholders concerning the last fiscal year that ended during the three-year term, it shall be extended until the close of such General Meeting of Shareholders. The Representative Director shall be nominated and elected as follows:

(a)	For so long as SFC has a Shareholding of at least fifty percent (50%) or the largest Shareholding (including where SFC is one of the largest Shareholders having the same Shareholding), SFC shall have the right to nominate one of the Directors nominated by it for election at a meeting of the Board as Representative Director, and MEMC Singapore shall procure for its nominated Directors to exercise voting rights so that such nominee of SFC shall be elected as Representative Director.

(b)	In the event that MEMC Singapore becomes entitled to nominate a majority of the total number of Directors under this Agreement, MEMC Singapore shall have the right to nominate one of the Directors nominated by it for election at a meeting of the Board as Representative Director, and SFC shall procure for its nominated Directors to exercise voting rights so that such nominee of MEMC Singapore shall be elected as Representative Director.

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(c)	In all other cases (other than the cases falling under Section 7.1(a) and (b) above), the Representative Director shall be elected in accordance with the Articles of Incorporation and applicable law, with no nomination right exercised by either Party.

(d)	The Party entitled to nominate the Representative Director shall consult in good faith with the other Party prior to making such nomination.

(e)	The provisions of Section 6.2(c) and (d) shall apply to the Representative Director, mutatis mutandis.

7.2 Statutory Auditors. The Company shall have at least one (1) Statutory Auditor. For so long as a Party’s Shareholding is no less than thirty percent (30%), it shall have the right to nominate one (1) Statutory Auditor for election at the General Meeting of Shareholders, and the other Party shall exercise its voting rights so that the nominee of such Party shall be elected as Statutory Auditor. Initially, the Company shall have two (2) Statutory Auditors and each Party shall be entitled to nominate one (1) Statutory Auditor. Each Party entitled to nominate a Statutory Auditor shall consult in good faith with the other Party prior to making such nomination. The provisions of Section 6.2(c), (d) and (e) shall apply to the Statutory Auditors, mutatis mutandis.

7.3 Other Officers. The Company shall also have the following officers: (i) chief financial officer; (ii) vice president for technology; (iii) vice president for human resources (which three officers are referred to herein collectively as the “Senior Officers” and individually as a “Senior Officer”); and (iv) such other officers as may be necessary for the operation of the Company. The Senior Officers shall be appointed and removed by the Board and other officers shall be appointed and removed by the Representative Director. For so long as SFC’s Shareholding is no less than fifty percent (50%), SFC shall have the right to nominate the vice president for human resources for appointment by the Board, and MEMC Singapore shall procure for its nominated Directors to exercise voting rights so that such nominee of SFC shall be appointed as vice president for human resources. For so long as MEMC Singapore’s Shareholding is no less than fifty percent (50%), MEMC Singapore shall have the right to nominate the chief financial officer and the vice president for technology for appointment by the Board, and SFC shall procure for its nominated Directors to exercise voting rights so that such nominees of MEMC Singapore shall be appointed as chief financial officer and vice president for technology, respectively. Each Party entitled to nominate any Senior Officer shall consult in good faith with the other Party prior to making such nomination, although the final decision to appoint such Senior Officer shall ultimately reside with such Party. The provisions of Section 6.2(c) and (d) shall apply to the Senior Officers, mutatis mutandis.

7.4 Powers and Duties. Subject to the terms of this Agreement and the powers reserved to the Board and to the General Meeting of Shareholders by the Articles of Incorporation and applicable law, the powers and duties of the Representative Director and the Senior Officers shall be determined from time to time by the Board, and the powers and duties of all other officers of the Company (other than the Statutory Auditors) shall be determined from time to

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time by the Representative Director. The Statutory Auditors shall have the powers and duties prescribed by the Commercial Code of Korea.

7.5 Compensation. The maximum aggregate amount of remuneration, bonuses and severance allowances payable to the Directors and the maximum aggregate amount of remuneration, bonuses and severance allowances payable to the Statutory Auditors shall be determined by a resolution of the General Meeting of Shareholders. The remuneration, bonuses and severance allowances payable to the Representative Director, each Director, Statutory Auditor and Senior Officer shall be determined by a resolution of the Board with consideration given towards Samsung Group compensation guidelines; provided, however, that a Director with no executive or officer functions shall receive no compensation from the Company.

7.6 Indemnification of Directors and Officers. To the maximum extent permitted by applicable law, the Company shall indemnify the Representative Director and each Director, Statutory Auditor and Senior Officer against all claims, judgments, liabilities, damages, expenses and costs (including attorneys’ fees and disbursements) for which he has been held liable or which he has incurred in connection with or arising out of the performance of his duties in his official capacity as Representative Director or as a Director, Statutory Auditor or Senior Officer, if such Representative Director, Director, Statutory Auditor or Senior Officer acted in good faith and for a purpose and in a manner that he reasonably believed to be in the best interests of the Company.

7.7 Regaining Rights and Obligations. For the avoidance of doubt, it is understood and agreed that, except as otherwise provided in Section 15.4, a Party that has lost its rights or obligations under this Agreement by reducing its Shareholding shall regain such rights or obligations when its Shareholding increases at a later time while this Agreement remains in effect.

7.8 Reduction of Liability of the Company. For the avoidance of doubt, it is understood and agreed that, notwithstanding the indemnities set forth in Articles 6 and 7 of this Agreement, the Parties shall use their commercially reasonable efforts to minimize the risk of any liability to the Company that may arise from the replacement of any Representative Director, Director, Statutory Auditor or Senior Officer, by way of causing the Company to execute service agreements with them, clarifying that their removal from office shall in no event entitle them to claim any damages from the Company; and/or to take any other measures which the Parties agree to implement for the aforementioned purpose, from time to time.

Article 8. General Meeting of Shareholders

8.1 Authority and Responsibility. The General Meeting of Shareholders shall decide and resolve the matters listed in Schedule I hereto and other matters reserved to the general meeting of shareholders by the Commercial Code of Korea and other applicable laws.

8.2 General Meetings of Shareholders.

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(a)	An ordinary General Meeting of Shareholders shall be held within ninety (90) days after the close of each fiscal year of the Company. An extraordinary General Meeting of Shareholders may be held at any time pursuant to the resolution of the Board. The Representative Director shall convene each General Meeting of Shareholders in accordance with the resolutions of the Board.

(b)	In convening a General Meeting of Shareholders, a written notice (in English and in Korean) stating the agenda, date, time and place of the meeting shall be sent by the Representative Director to all of the Shareholders at least fourteen (14) days prior to the date of such meeting. Each notice of a General Meeting of Shareholders shall be accompanied by a copy of all reports and materials that are necessary or appropriate for prior review and consideration by the Shareholders of the matters on the agenda. The notice period set forth herein may be shortened or omitted with the written consent of all of the Shareholders.

(c)	The Representative Director shall preside over each General Meeting of Shareholders as chairman. In the event the Representative Director is unable or unwilling to perform such duty with respect to a General Meeting of Shareholders, another Director or a Senior Officer appointed by the Shareholders attending such meeting (by an affirmative vote of a majority of the Shares represented in person or by proxy at such meeting) shall act as chairman of such meeting.

(d)	General Meetings of Shareholders shall be conducted in English. The Company shall provide a Korean-English interpreter and such other support as is necessary to ensure that all participants are able to fully understand and participate in the meetings.

(e)	Minutes of each General Meeting of Shareholders shall be prepared both in English and in Korean; provided that in the event of any conflict or discrepancy between the English and Korean versions of such minutes, the English version shall control.

8.3 Quorum and Voting Requirements. Except to the extent otherwise required by mandatory provisions of applicable law, any resolution or action at a General Meeting of Shareholders shall require an affirmative vote of a majority of the Shares represented (whether in person or by proxy) at such meeting where a majority of the total issued and outstanding Shares are represented in person or by proxy; provided, however, that any resolution or action with respect to the matters listed in Schedule I hereto shall require an affirmative vote of at least two-thirds (2/3) of the total issued and outstanding Shares of the Company at a General Meeting of Shareholders where at least two-thirds (2/3) of the total issued and outstanding Shares are represented in person or by proxy.

Article 9. Deadlock

9.1 Statement of Intent. It is the intention of the Parties that this Article 9 shall be applied in accordance with its terms and conditions and that no Party shall intentionally misuse the Deadlock mechanism set forth in this Article 9 to abusively buy out the other Party’s interest in

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the Company or to abusively force or induce the other Party to buy out such Party’s interest in the Company.

9.2 Deadlock Definition. The term “Deadlock” shall mean a fundamental and protracted failure to agree upon a common course of action among the members of the Board amounting to an irreconcilable disagreement with respect to (and only with respect to) the matters listed in Schedule III hereto, which is not resolved pursuant to the procedures set forth in this Article 9.

9.3 Dispute Resolution Procedures. No Deadlock shall be deemed to have occurred and no rights exercisable following the occurrence thereof may be exercised unless and until (a) the Parties are unable to adopt a position by mutual agreement on any matter listed in Schedule III to be submitted to the Board or the General Meeting of Shareholders for resolution; and (b) such matter has been considered by the Board at two (2) consecutive meetings occurring not more than three (3) months apart but the Board has been unable to satisfy the requisite voting requirement to adopt a resolution on such matter (if such matter is subject to resolution of the Board) or to adopt a resolution to submit such matter to the General Meeting of Shareholders for approval (if such matter is subject to resolution of the General Meeting of Shareholders) (it being understood for this purpose that a failure to establish a quorum at a Board meeting duly convened shall be deemed to be a meeting whereat the Board is unable to satisfy such requisite voting requirement unless otherwise agreed by the Parties in writing); and (c) such disagreement has been submitted to the respective senior executive officers of the Parties for consideration for a period of not less than one (1) month, and such senior executive officers have been unable to resolve such disagreement.

9.4	Consequences of a Deadlock.

(a)	First Stage. For the purposes hereof, “First Stage” shall mean the three (3) year period commencing on the Closing Date and expiring on the third (3rd) anniversary thereof.

In the event of the occurrence of a Deadlock during the First Stage, neither Party shall have any rights to cause or effect a buyout auction procedure as provided under Section 9.4(b) until the First Stage has expired, in order to ensure the continuity of the Company for at least three (3) years from the Closing Date. The Parties shall use their best efforts to cooperate in the operations of the Company for the remainder of the First Stage in the event of the occurrence of a Deadlock during the First Stage.

(b)	Second Stage. For the purposes hereof, “Second Stage” shall mean the period commencing on the first day after the expiration of the First Stage and continuing until the dissolution of the Company or the termination of this Agreement, whichever occurs earlier.

Within sixty (60) days following either (i) the third (3rd) anniversary of the Closing Date, in the case that a Deadlock occurs during the First Stage and continues into the Second Stage, or (ii) the occurrence of a Deadlock during the Second Stage, either Party (the “Offeror”) may offer to acquire all of the Shares of the Company that the other Party (the “Offeree”) owns at a price per Share (the “Starting Price”), free and clear of

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all encumbrances, and under such other terms and conditions as are minimally necessary to clearly define the procedures for acquiring the Shares as set forth in this Section 9.4 (the “Terms and Conditions”).

Within sixty (60) days of the receipt of the offer, the Offeree shall either: (i) accept the offer (in which case all Shares of the Company that the Offeree owns shall be sold to the Offeror at the Starting Price under the Terms and Conditions within twenty (20) Business Days after the acceptance of such offer); or (ii) submit to the Offeror a counter-offer to buy all of the Offeror’s Shares of the Company at a price which shall be at least three percent (3%) higher than the Starting Price proposed by the Offeror and under the Terms and Conditions. If the Offeree does not respond to the offer within sixty (60) days of the receipt of the offer by taking one of the above-enumerated actions, such failure shall be conclusively considered as an acceptance of the offer and all Shares of the Company that the Offeree owns shall be sold to the Offeror at the Starting Price under the Terms and Conditions within twenty (20) Business Days after the expiration of such sixty (60) day period.

In the event the Offeree makes a counter-offer to buy the Shares owned by the Offeror at a price which is at least three percent (3%) higher than the Starting Price and under the Terms and Conditions, then within thirty (30) days of the receipt of such counter-offer, the Offeror shall either: (i) accept the counter-offer (in which case all Shares of the Company that the Offeror owns shall be sold to the Offeree at the price counter-offered by the Offeree under the Terms and Conditions within twenty (20) Business Days after the acceptance of such counter-offer); or (ii) submit to the Offeree who made the counter-offer another counter-offer to buy all of the Offeree’s Shares of the Company at a price that is at least three percent (3%) higher than Offeree’s counter-offer price and under the Terms and Conditions. If the Offeror does not respond to the counter-offer within thirty (30) days of the receipt of the counter-offer by taking one of the above-enumerated actions, such failure shall be conclusively considered as an acceptance of the counter-offer and all Shares of the Company that the Offeror owns shall be sold to the Offeree at the price counter-offered by the Offeree under the Terms and Conditions within twenty (20) Business Days after the expiration of such thirty (30) day period.

The above procedure shall continue with each counter-offer increasing the purchase price by at least three percent (3%) of the last counter-offer price until either: (i) one Party does not respond to the last counter-offer received from the other Party within thirty (30) days of the receipt of such last counter-offer (which shall be conclusively considered as an acceptance of such last counter-offer received); or (ii) one Party expressly accepts in writing the last counter-offer received from the other Party within thirty (30) days of the receipt of such last counter-offer, in either of which case the accepting Party shall sell to the offering Party, and the offering Party shall purchase from the accepting Party, all of the accepting Party’s Shares in the Company at the last counter-offer price and under the Terms and Conditions within twenty (20) Business Days after the expiration of the above thirty (30) day period (in the case of clause (i) above) or the acceptance of the last counter-offer (in the case of clause (ii) above).

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9.5 Right to Concede Deadlock. At any time from the occurrence of a Deadlock until immediately prior to the binding acceptance or deemed acceptance by one Party of any offer or counter-offer made by the other Party in accordance with Section 9.4, either Party may by written notice to the other Party concede the matter that is the subject of such Deadlock (i.e., such Party will accept the last expressed position of the other Party on the matter that caused the Deadlock), at which time the buyout auction procedure described in Section 9.4(b) shall immediately cease and have no further effect regarding such matter, and the operations of the Company shall proceed or resume with the matter at Deadlock so resolved.

Article 10. Information Rights

10.1 Financial Information. As long as a Party has any Shareholding in the Company, the Parties shall cause the Company to furnish such Party with the information and materials set forth in paragraphs (a), (b) and (c) below (in the case of MEMC Singapore, together with an English version or translation thereof):

(a)	Within thirty (30) days after the end of each fiscal year, unaudited financial statements consisting of a balance sheet as of the end of such fiscal year and the related statements of income (including earnings per share), shareholders’ equity and cash flows for the fiscal year then ended, certified by the chief financial officer of the Company;

(b)	Within forty-five (45) days after the end of each fiscal year, (i) annual management reports and (ii) audited financial statements consisting of a balance sheet as of the end of such fiscal year and the related statements of income (including earnings per share), shareholders’ equity and cash flows for the fiscal year then ended, prepared in accordance with accounting principles and practices generally accepted in Korea (including the International Financial Reporting Standards) and restated under United States generally accepted accounting principles, and audited by a firm of independent public accountants of recognized standing; and

(c)	Within fifteen (15) days after the end of each fiscal quarter, unaudited financial statements consisting of a balance sheet as of the end of such fiscal quarter and the related statements of income (including earnings per share), shareholders’ equity and cash flows for the fiscal quarter then ended, certified by the chief financial officer of the Company.

10.2 Other Information. As long as a Party is entitled to nominate at least one (1) Director under this Agreement, the Parties shall cause the Company to furnish such Party with the information and materials set forth in paragraphs (a), (b) and (c) below (in the case of MEMC Singapore, together with an English version or translation thereof):

(a)	Such information and/or materials as may be reasonably requested by such Party to make an informed judgment with respect to the agenda of a meeting of the Board or a General Meeting of Shareholders, as soon as such information and/or materials are available;

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(b)	A copy of any notice, correspondence or other document informing the Company of a default, or the occurrence of an event of default, under or pursuant to any financial undertaking or commitment with any lender of the Company, the effect of which could reasonably be expected to result in a material adverse change in the financial position, business operations, assets or liabilities of the Company, promptly after receipt of such notice, correspondence or document; and

(c)	A copy of any notice, correspondence or other document notifying the Company of a violation of or default under, or a potential violation of or default under, any applicable law, the effect of which could reasonably be expected to result in a material adverse change in the financial position, business operations, assets or liabilities of the Company, promptly after receipt of such notice, correspondence or document.

Article 11. Restrictions on Transfer of Shares

11.1 Prohibition of Transfer of or Creation of Encumbrance over Shares. Unless otherwise agreed by the Parties, the Parties agree that, during a period of five (5) years following the Closing Date, neither Party shall sell, transfer, pledge, mortgage or encumber, or agree to sell, transfer, pledge, mortgage or encumber, or otherwise dispose of any Shares or any interest in the Shares owned by such Party. Any sale, transfer, pledge, mortgage, encumbrance or disposition made or created in breach of this Section 11.1 shall be null and void ab initio.

11.2 Transfer to Affiliates. Notwithstanding Section 11.1:

(a)	MEMC Singapore may at any time transfer any or all of its Shares to any of its Affiliates; and

(b)	SFC may at any time transfer any or all of its Shares to any of its Affiliates;

provided that the transferring Party shall notify the other Party of its intention to do so by not less than thirty (30) days prior written notice; provided further that such transfer to an Affiliate shall be subject to the following conditions: (i) if the Affiliate to which the transferring Party has transferred any of its Shares pursuant to this Section 11.2 ceases to be an Affiliate of the transferring Party at any time after such transfer, the transferring Party shall procure that all such Shares are transferred back to the transferring Party or to another Affiliate of the transferring Party prior to the date of such cessation; and (ii) the transferring Party shall remain jointly and severally liable together with such Affiliate transferee under this Agreement as if the transferring Party had not transferred any of its Shares to such Affiliate transferee.

11.3 Right of First Refusal.

(a)

Subsequent to the passage of five (5) years from the Closing Date, in case of any sale or transfer of Shares by MEMC Singapore or SFC (the “Transferring Party”) except for sales or transfers made pursuant to Section 11.2, prior to any such sale or transfer, the Transferring Party shall first give the opportunity to purchase such Shares to the other

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Party (the “Non-Transferring Party”) by giving written notice (the “Transfer Notice”) of its intention to sell or transfer such Shares, setting forth the number of Shares intended to be sold or transferred, the proposed manner of sale or transfer, the identity of the proposed buyer or transferee of such Shares and the proposed sale price and other major terms and conditions of such sale or transfer.

(b)	The Non-Transferring Party shall then have the right to purchase all (and not less than all) of such Shares at the proposed sale price and upon the major terms and conditions specified in the Transfer Notice by giving written notice to the Transferring Party of its unconditional acceptance of such offer within thirty (30) days after its receipt of the Transfer Notice from the Transferring Party.

(c)	If the Non-Transferring Party exercises its right under this Section 11.3, the closing of the purchase of such Shares shall take place within sixty (60) days after the Non-Transferring Party gives notice of such exercise.

(d)	If the Non-Transferring Party rejects the offer contained in the Transfer Notice or fails to respond to the Transferring Party within thirty (30) days after its receipt of the Transfer Notice from the Transferring Party, the Transferring Party shall be free, subject to Section 11.4, during the period of sixty (60) days following the earlier of its receipt of such rejection from the Non-Transferring Party and the expiration of such thirty-day period, to sell or transfer all (and not less than all) of the Shares so offered to the Non-Transferring Party to the buyer or transferee specified in the Transfer Notice at a price equal to or higher than, and upon terms and conditions no more favorable to such buyer or transferee than, the proposed sale price per Share and other terms and conditions set forth in the Transfer Notice and in the manner proposed in such notice. In the event the Transferring Party fails to consummate the sale or transfer of such Shares within such sixty-day period, any subsequent sale or transfer of all or any part of such Shares shall again be subject to the provisions of this Article 11.

11.4 Creation of Encumbrances on Shares. Subsequent to the passage of three (3) years from the Closing Date, in the event of a Party desiring to pledge, mortgage or otherwise encumber any of the Shares that it owns, such Party shall, prior to the creation of such pledge, mortgage or encumbrance, procure for the relevant security interest holder to provide a written undertaking to the other Party, in form and substance reasonably satisfactory to such other Party, that the provisions of Sections 11.3 and 11.5 shall apply to any foreclosure of the relevant security interest as if the security interest holder were the Party that has provided such security interest.

11.5 Conditions of Sale and Transfer. In case of any sale or transfer of Shares by either Party under Section 11.2, or in case of any sale or transfer of Shares by either Party after undergoing the process set forth in Section 11.3, the transferring Party shall not sell or transfer any of its Shares to a buyer or transferee, unless and until, prior to the consummation of any such permitted sale or transfer, the proposed buyer or transferee executes and delivers to the other Party an instrument in form and substance reasonably satisfactory to the other Party confirming that such buyer or transferee agrees to become a party to this Agreement with respect to the Shares so sold or transferred and takes such Shares subject to all the terms and conditions of this

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Agreement, including the terms of this Article 11. Notwithstanding anything to the contrary that may be contained in this Agreement, no Party may sell, transfer or otherwise dispose of any Shares to any Person conducting or engaged in the Business without first obtaining the written consent of the other Party therefore.

11.6 Consequences of Breach.

(a)	In the event that a Party sells, transfers or otherwise disposes of or causes to be sold, transferred or otherwise disposed of, or creates or permits to be created any pledge, mortgage or other encumbrances over (in each case whether voluntarily or involuntarily, except for any involuntary encumbrance which is removed within thirty (30) days from the date of its creation), any of its Shares in breach of its obligations under this Article 11, such Party shall pay the other Party upon demand liquidated damages in an amount equal to one hundred percent (100%) of the greater of (i) the Fair Market Value of such Shares so sold, transferred, disposed of, pledged, mortgaged or encumbered and (ii) the gross amount of proceeds received by the breaching Party for such Shares in such sale, transfer or disposition or in connection with the transaction secured by such pledge, mortgage or encumbrance; provided, however, that the non-breaching Party may at its discretion elect (but in no event be obligated) to dispense with the procedures for determining the Fair Market Value and to demand the breaching Party to pay the above gross amount of proceeds as liquidated damages; provided further that if the non-breaching Party elects to have the Fair Market Value determined, the breaching Party shall render such cooperation as may be necessary for the appraiser appointed by the non-breaching Party to determine the Fair Market Value and shall bear all costs and expenses associated with the determination of such Fair Market Value. The Parties agree that such computation of damages is fair and reasonable.

(b)	Nothing in this Section 11.6 shall prevent a Party from enforcing other rights or pursuing other remedies under applicable law; provided, however, that the liquidated damages payable by the breaching Party under Section 11.6(a) shall represent, and shall be in lieu of, any and all monetary damages or losses that the non-breaching may suffer as a result of the breach of this Article 11 by the breaching Party and that the non-breaching Party may not claim, or seek to recover, any additional monetary damages or losses from the breaching Party by reason of or in relation to such breach.

(c)	The Parties acknowledge and agree (i) that monetary damages for any breach of this Article 11 by a Party will be inadequate, (ii) that any such breach would cause irreparable harm to the other Party, and (iii) that a Party seeking enforcement of this Article 11 shall be entitled to temporary or permanent injunctive relief with respect to any such breach without the necessity of proving actual damages.

Article 12. Confidentiality of Information

12.1 Confidentiality. Each Party agrees to keep in strict confidence (i) the terms and conditions of this Agreement and (ii) any non-public information obtained from the other Party or the Company in connection with or pursuant to this Agreement or the transactions

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contemplated hereby (collectively, “Confidential Information”) and to protect the Confidential Information with the same degree of care normally used to protect its own confidential information of a similar nature. Each Party agrees not to disclose or allow disclosure of any Confidential Information to any third party and not to use any Confidential Information, except, in each case, for the purposes of implementing and enforcing this Agreement, without the prior written consent of the other Party.

12.2 Exceptions. The restrictions set forth in Section 12.1 shall not apply to any Confidential Information:

(a)	which is or becomes generally available to the public through no fault on the part of the receiving Party;

(b)	which is lawfully in the possession of the receiving Party prior to the disclosure of such information by or on behalf of the other Party or the Company, as can be reasonably evidenced by appropriate documentation;

(c)	which lawfully becomes available to the receiving Party from a source other than the other Party and the Company without any duty as to confidentiality or non-use; or

(d)	which is required to be disclosed or provided to any court, government or regulatory body of competent jurisdiction (including any relevant securities exchange) pursuant to any law, rule, regulation, judgment, decree or order; provided, however, that the receiving Party shall give the other Party prompt written notice of such requirement and fully cooperate with the other Party so that the other Party and/or the Company (as the case may be) may obtain assurances that confidential treatment will be accorded to such information.

12.3 Measures to Keep Confidentiality. Each Party agrees that, prior to giving access to any Confidential Information to any of its Affiliates or any of its or such Affiliates’ respective directors, officers, employees, advisors, consultants and agents pursuant to the exception provided in the second sentence of Section 12.1, it shall require each such Person to agree to be bound by all obligations of confidentiality and non-use under this Article 12, and shall take all reasonable steps to ensure that each such Person will comply with and perform such obligations, in each case to the same extent as if they were direct parties to this Agreement.

12.4 Publicity. The Parties agree to coordinate all publicity with respect to the their relationship and plans as Shareholders of the Company. The Parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement, the transactions contemplated hereby or by the Related Agreements or the business, operations or activities of the Company and, except as required by any applicable legal or regulatory requirements (including applicable disclosure requirements of the relevant securities exchange), neither Party shall make any press release or other public announcement with respect to this Agreement, the transactions contemplated hereby or by the Related Agreements or the business, operations or activities of the Company without the prior written

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consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned.

12.5 Survival of Termination. The obligations undertaken by the Parties under this Article 12 (other than Section 12.4) shall survive the termination of this Agreement for any reason and shall remain in effect and be binding on the Parties for a period of three (3) years after the termination of this Agreement.

Article 13. Additional Polysilicon Manufacturing Facilities

13.1 MEMC’s Right of First Refusal. During the term of this Agreement, in the event SFC or any of its Subsidiaries intends to establish an additional polysilicon manufacturing plant in Korea, SFC shall give written notice thereof to MEMC Singapore and shall provide, or cause such Subsidiary to provide, MEMC Singapore with a right of first refusal to participate in the establishment of such new plant. If MEMC Singapore desires to participate in the establishment of such new plant, it shall so notify SFC in writing within sixty (60) days after receipt of the above written notice from SFC.

13.2 SFC’s Right of First Refusal. During the term of this Agreement, in the event MEMC Singapore or any of its Affiliates intends to establish an additional polysilicon manufacturing plant in Korea, MEMC Singapore shall give written notice thereof to SFC and shall provide, or cause such Affiliate to provide, SFC with a right of first refusal to participate in the establishment of such new plant. If SFC desires to participate in the establishment of such new plant, it shall so notify MEMC Singapore in writing within sixty (60) days after receipt of the above written notice from MEMC Singapore.

13.3 Terms of Participation. Upon the exercise of the right of first refusal by MEMC Singapore or SFC pursuant to Section 13.1 or 13.2, the terms of participation in the establishment of the new polysilicon manufacturing plant by the Parties (or by a Party and the relevant Affiliate or Subsidiary of the other Party, as applicable) shall be substantially the same as the terms of the joint venture between the Parties set forth in this Agreement, with such modifications and adjustments as may be agreed by the Parties (or by a Party and the relevant Affiliate or Subsidiary of the other Party, as applicable) with respect to such new plant. Each Party shall, or cause its relevant Affiliate or Subsidiary (as applicable) to, negotiate in good faith with the other Party or its relevant Affiliate or Subsidiary (as applicable) to enter into a definitive agreement for the joint establishment, financing, operation and management of such new plant as soon as reasonably practicable following the exercise of the right of first refusal pursuant to Section 13.1 or 13.2.

Article 14. Representations and Warranties of the Parties

Each Party represents and warrants to the other Party as of the date of this Agreement and as of the Closing Date (as though such representations and warranties were made at and as of the Closing Date):

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14.1 Corporate Existence and Authority. It is a company duly organized and validly existing under the laws of its jurisdiction of incorporation. It has all requisite corporate or other applicable power and authority to enter into and perform its obligations under this Agreement. Other than the KFTC Approval, and the filing of the foreign investment report with a foreign exchange bank (pursuant to the Korean Foreign Investment Promotion Act), all consents, permits, licenses, approvals and authorizations of, and registrations, declarations and other filings with, any governmental agency, official or authority required in connection with the execution, delivery and performance of this Agreement by such Party (to the extent such consents, permits, licenses, approvals, authorizations, registrations, declarations and filings are required to be obtained or made prior to the Closing under applicable law) have been duly obtained or made and are in full force and effect.

14.2 Due Authorization and Execution. Its execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on its part. This Agreement has been duly and validly executed and delivered by it and, assuming due and valid authorization, execution and delivery of this Agreement by the other Party, constitutes legally binding obligations enforceable against it in accordance with the terms of this Agreement, except as the enforceability hereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and equitable principles of general application.

14.3 No Violation. Its execution, delivery and performance of this Agreement do not and will not violate, breach or conflict with (i) its organizational documents, (ii) any law, rule, regulation, judgment, order or decree applicable to it or (iii) any agreement or instrument by which it is bound or to which any of its assets or properties are subject.

14.4 No Litigation. There is no suit, action or other legal proceeding pending or, to the best of its knowledge, threatened against it, which could reasonably be expected to have a material adverse effect on its ability to enter into and perform its obligations under this Agreement.

Article 15. Term and Termination

15.1 Term of Agreement. The term of this Agreement shall begin upon the execution hereof by the Parties and shall continue for an indefinite period thereafter until (i) the Company is dissolved and liquidated or (ii) this Agreement is sooner terminated by the mutual agreement of the Parties or pursuant to the provisions of this Article 15.

15.2 Termination by MEMC Singapore. MEMC Singapore may terminate this Agreement upon written notice to SFC if and only if:

(a)	The Closing has not occurred by April 30, 2011; provided, however, that MEMC Singapore may terminate this Agreement pursuant to this Section 15.2(a) only if the Closing has not occurred by such date for a reason other than MEMC Singapore’s failure to fulfill any of its obligations under this Agreement which has been the cause of or has resulted in the failure of the Closing to occur on or before such date;

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(b)	SFC commits a material breach of any of its representations, warranties, covenants or obligations under this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice from MEMC Singapore specifying the particulars of such breach and requiring such breach to be remedied;

(c)	SFC, any of its creditors or any other eligible party files or commences a proceeding for the liquidation, bankruptcy, receivership, reorganization, rehabilitation, composition or dissolution of SFC (and, in the case of any such proceeding brought against SFC, such proceeding has not been stayed or dismissed within ninety (90) days after the filing thereof), or SFC is unable to pay or has suspended payment of its debts generally as they become due (except debts being contested in good faith), or the creditors of SFC have taken over its management, or the relevant financial institutions have suspended the clearing house privileges of SFC; or

(d)	If, at any time after the date of this Agreement, any change in the Control of SFC occurs, which MEMC Singapore reasonably deems to be materially adverse to the interests of MEMC Singapore or the Company.

15.3 Termination by SFC. SFC may terminate this Agreement upon notice to MEMC Singapore if and only if:

(a)	The Closing has not occurred by April 30, 2011; provided, however, that SFC may terminate this Agreement pursuant to this Section 15.3(a) only if the Closing has not occurred by such date for a reason other than SFC’s failure to fulfill any of its obligations under this Agreement which has been the cause of or has resulted in the failure of the Closing to occur on or before such date;

(b)	MEMC Singapore commits a material breach of any of its representations, warranties, covenants or obligations under this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice from SFC specifying the particulars of such breach and requiring such breach to be remedied;

(c)	MEMC Singapore, any of its creditors or any other eligible party files or commences a proceeding for the liquidation, bankruptcy, receivership, reorganization, rehabilitation, composition or dissolution of MEMC Singapore (and, in the case of any such proceeding brought against MEMC Singapore, such proceeding has not been stayed or dismissed within ninety (90) days after the filing thereof), or MEMC Singapore is unable to pay or has suspended payment of its debts generally as they become due (except debts being contested in good faith), or the creditors of MEMC Singapore have taken over its management, or the relevant financial institutions have suspended the clearing house privileges of MEMC Singapore; or

(d)	If, at any time after the date of this Agreement, any change in the Control of MEMC Singapore occurs, which SFC reasonably deems to be materially adverse to the interests of SFC or the Company.

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15.4 Termination upon Transfer of All Shares. If either Party (together with its Affiliates) has sold, transferred or otherwise disposed of all of its Shares and no longer owns any Shares, this Agreement shall be automatically terminated and shall be of no further force or effect thereafter.

15.5 Effect of Termination. If this Agreement is terminated by either MEMC Singapore or SFC (the “Terminating Party”) pursuant to Section 15.2 or 15.3, as the case may be, the Terminating Party shall have the option (which option shall be exercised only by written notice to the other Party (the “Non-Terminating Party”) within sixty (60) days after the effective date of such termination) to have the respective Fair Market Value of (i) the Shares held by the Terminating Party and its Affiliates and (ii) the Shares held by the Non-Terminating Party and its Affiliates determined as soon as practicable. If the Terminating Party elects to have such Fair Market Value determined, the Non-Terminating Party shall render such cooperation as may be necessary for the appraiser appointed by the Terminating Party to determine the Fair Market Value and shall bear all costs and expenses associated with the determination of such Fair Market Value. Once such Fair Market Value has been determined and notified to the Terminating Party, the Terminating Party shall have the option (which option shall be exercised only by written notice to the Non-Terminating Party within ninety (90) days after receipt by the Terminating Party of notice of such Fair Market Value) to either (x) purchase or have a third party purchase all (but not less than all) of the Shares of the Non-Terminating Party and its Affiliates or (y) require the Non-Terminating Party or its nominee to purchase all (but not less than all) of the Shares of the Terminating Party and its Affiliates, in each case at the Fair Market Value so determined.

If this Agreement is terminated by either MEMC Singapore or SFC pursuant to Section 15.2(b) or 15.3(b), in addition to the options granted to the Terminating Party under the preceding paragraph, the Terminating Party shall have the option, which shall be exercisable by written notice to the Non-Terminating Party within sixty (60) days after the effective date of termination of this Agreement, to initiate the buyout auction procedure set forth in Section 9.4(b) by offering to acquire all of the Shares of the Company that the Non-Terminating Party owns; provided that there shall be no waiting period and the Terminating Party may initiate the buyout auction procedure at any time within the above sixty (60) day period.

15.6 Procedures for Sale and Purchase of Shares. If the Terminating Party gives notice (the “Buyout Notice”) to the Non-Terminating Party electing to purchase or have a third party purchase all of the Shares of the Non-Terminating Party and its Affiliates or requiring the Non-Terminating Party or its nominee to purchase all of the Shares of the Terminating Party and its Affiliates in accordance with Section 15.5, the following procedures shall apply with respect to the sale and purchase (the “Buyout”) of such Shares (the “Buyout Shares”):

(a)	The Buyout shall be completed at the principal offices of the Company on a date to be agreed by the Parties (the “Buyout Date”), but in any event no later than sixty (60) days following receipt by the Non-Terminating Party of the Buyout Notice.

(b)	If the Terminating Party elects through the Buyout Notice to purchase all of the Shares of the Non-Terminating Party and its Affiliates, the Non-Terminating Party shall notify

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the Terminating Party of the number of Shares then held by it and its Affiliates no later than five (5) Business Days after receipt of the Buyout Notice.

(c)	No later than ten (10) Business Days prior to the Buyout Date, the Party who shall purchase the Buyout Shares pursuant to the Buyout Notice shall notify the other Party of the identity of the purchaser of the Buyout Shares. If such Party nominates a third party to purchase the Buyout Shares, such Party shall remain jointly and severally liable for the performance by such third party of all obligations relating to the purchase of the Buyout Shares hereunder.

(d)	The price payable (the “Buyout Price”) for the Buyout Shares shall be the Fair Market Value of such Shares determined in accordance with Section 15.5.

(e)	The Buyout Price shall be paid to the seller(s) of the Buyout Shares on or prior to the Buyout Date in Korean Won by means of a wire transfer of immediately available funds to a bank account or bank accounts designated by such seller(s) at least two (2) Business Days prior to the Buyout Date.

(f)	In exchange for payment of the Buyout Price, the seller(s) of the Buyout Shares shall deliver stock certificates representing the Buyout Shares to the purchaser at the closing of the Buyout, and the Company shall thereafter cause the transfer of the Buyout Shares to be registered in its register of shareholders. The sale of the Buyout Shares shall be made without any representations or warranties on the part of the seller(s) other than that the seller(s) is the lawful owner of the Buyout Shares and has the full right and power to transfer the Buyout Shares to the purchaser, free and clear of any claims, pledges, mortgages, liens, security interests or other encumbrances.

(g)	Each Party shall be responsible for obtaining all Government Approvals and other authorizations, consents, approvals and waivers from any third party required to be obtained by such Party, its Affiliates or the purchaser of the Buyout Shares nominated by it in connection with the Buyout.

15.7 Other Remedies. Nothing in this Article 15 shall prevent a Party from enforcing any rights or remedies that may be available to it under the other provisions of this Agreement or under applicable law. The termination of this Agreement for any reason shall be without prejudice to (i) any such rights or remedies and (ii) any rights or obligations that have accrued or arisen prior to the effective date of such termination.

15.8 Survival of Termination. The provisions of Articles 12, 15, 16, 17 and 18 shall survive the termination of this Agreement for any reason.

Article 16. Governing Law and Dispute Resolution

16.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Korea without giving effect to the conflict of laws rules thereof.

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16.2 Dispute Resolution. Any dispute or controversy which may arise out of or in connection to this Agreement shall be finally settled by arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce in effect at the time of arbitration. Arbitration shall take place in Geneva, Switzerland in the English language before a tribunal of three (3) arbitrators selected in accordance with the aforesaid rules. The award or decision of the arbitrators shall be final and binding upon the Parties and shall be enforceable in any court having jurisdiction over the Party against whom such award or decision is sought to be enforced. Nothing in this Section 16.2 shall prevent a Party from seeking and obtaining provisional attachment order or preliminary or temporary injunctive or other equitable relief from any court of competent jurisdiction before such arbitration proceeding is initiated or pending the final award or decision of the arbitrators.

Article 17. Notice

17.1 Notices. Any communication (including any notice, consent, approval, request, demand or response) required or permitted to be given under this Agreement (i) shall be in writing and in the English language, (ii) shall be given by registered airmail, hand delivery, prepaid express air courier or facsimile transmission (with a confirmation of transmission) to the addresses written below and (iii) shall be effective upon deemed receipt in accordance with Section 17.3 below:

If to MEMC Singapore:

MEMC Singapore Pte. Ltd.

6 Commonwealth Lane #03-03

Singapore 149547

Attention: President

Facsimile: +866-773-0791

with a copy to:

MEMC Electronic Materials, Inc.

501 Pearl Drive

St. Peters, MO 63376

Attention: General Counsel

Facsimile: +1-636-474-5180

If to SFC:

Samsung Fine Chemical Ltd.

25th Floor, Samsung Electronics Building

1320-10 Seocho 2-dong, Seocho-gu

Seoul 137-857

Republic of Korea

Attention: Mr. HyunMin Hong

Facsimile: +82-2-2255-0759

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17.2 Change of Address for Notice. Each Party may amend its address and facsimile number set forth above by giving written notice to the other Party in accordance with the provisions of this Article 17.

17.3 Effective Date of Notice. Any communication under this Article 17 shall be deemed to have been received by the addressee: (i) if by registered airmail, hand delivery, prepaid express air courier, on the date of delivery; or (ii) if by facsimile transmission, on the date of transmission as indicated on the confirmation of transmission or on the next Business Day if the date of transmission is not a Business Day; provided, however, that if a facsimile transmission is made after 5:00 p.m. in the country of the recipient according to the confirmation of transmission, it shall be deemed to be received on the immediately following Business Day.

Article 18. Miscellaneous Provisions

18.1 Termination of the MOU. The MOU is hereby terminated and shall be of no further force or effect, except that the provisions of Articles 4, 7, 10, 11 and 12 of the MOU shall survive the termination and remain effective in accordance with their terms.

18.2 Anti Corruption. The Parties agree to take necessary steps to cause the Company to adopt appropriate internal regulations for compliance with (i) the anti-bribery and books and records provisions of the Foreign Corrupt Practices Act (the “FCPA”) and the principles set out in the Organization for Economic Cooperation and Development Convention Combating Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”), which, in each case, are applicable to the Company, and (ii) all local laws prohibiting bribery and similar unlawful business practices, which are applicable to the Company. Each Party hereby (a) represents and warrants that in connection with (i) the negotiation and execution of this Agreement, and (ii) the application for tax incentives under the Korean Foreign Investment Promotion Act that may be granted to the Company, it has not paid, offered, promised or authorized, directly or indirectly, a payment of anything of value in violation of any applicable provisions of the FCPA, the OECD Convention or such local laws, and (b) certifies that it is not a foreign official (which includes being an officer, employee or representative of any foreign government, department, state-owned, state-controlled or state-operated entity, or a public international organization, or any political party, or being a foreign political candidate). A material breach by a Party of the representation and warranty provided in the preceding sentence constitutes a material breach of this Agreement and the other Party may, in its sole discretion, terminate this Agreement immediately upon written notice to the breaching Party. Such breaching Party shall hold the other Party harmless for any monetary harm or damages it suffers as a result of such material breach and shall indemnify the other Party for any liability imposed as a result of such material breach. The Parties agree that a violation under this section by an employee or officer of the Company shall be deemed a violation by the Company, and not of the Parties, and as such shall not be deemed a material breach of this agreement by either Party.

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18.3 Assignability. This Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Except as provided in Sections 11.2, 11.3 and 11.5, neither this Agreement nor any rights or obligations hereunder may be assigned, delegated or transferred, directly or indirectly, by a Party to any third party without the prior written consent of the other Party.

18.4 Entire Agreement. This Agreement embodies the entire agreement of the Parties with respect to the subject matter hereof and supersedes and cancels any and all prior understandings or agreements, oral or written, in relation hereto, which may exist between the Parties. No oral explanation or oral information provided by either Party shall alter the meaning or interpretation of this Agreement.

18.5 Taxes. Each Party shall be solely responsible for the payment of any taxes assessed by any governmental authority on such Party in connection with or arising out of this Agreement or the transactions contemplated hereby.

18.6 Costs and Expenses. Except as specifically provided in Article 5, any costs or expenses (including fees and disbursements of legal counsel and other professional advisors) incurred in connection with this Agreement or the transactions contemplated hereby shall be borne by the Party who incurs such costs or expenses.

18.7 Amendment. No amendment or change hereof or addition hereto shall be effective or binding on the Parties unless reduced to writing and executed by the duly authorized representatives of the Parties.

18.8 Unenforceable Terms. If any of the provisions of this Agreement is held invalid or unenforceable under the applicable law of any jurisdiction, the remaining provisions of this Agreement shall not be affected thereby, and such invalidity or unenforceability shall not invalidate or render unenforceable that provision in any other jurisdiction. In such event, the Parties agree that the provisions of this Agreement shall be modified and reformed so as to give effect to the original intent of the Parties as closely as possible with respect to the provision that was held invalid or unenforceable.

18.9 Non-Waiver. The failure or delay of a Party to require performance by the other Party of any provision of, or any obligation under, this Agreement shall not constitute a waiver thereof, nor shall such failure or delay affect that Party’s right to require performance of such or any other provision or obligation at a later time.

18.10 Further Assurances. Each Party shall, at the request and cost of the other Party, execute or procure the execution of such documents and do or procure the doing of such other acts and things as such other Party may reasonably request for the purpose of giving effect to the terms of this Agreement or giving such other Party the full benefit of the provisions of this Agreement.

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18.11 Default Interest. Any sum payable by either Party to the other Party hereunder that is not paid when due shall bear interest at the rate of ten percent (10%) per annum from the due date until the date on which payment of such sum is made in full.

18.12 Disclaimer of Agency. This Agreement shall not be deemed to constitute either Party the agent of the other Party.

18.13 Language. This Agreement is executed in the English language, which version shall prevail over any translation thereof.

18.14 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which, taken together, shall constitute one and the same instrument, it being understood that the Parties need not sign the same counterpart.

18.15 Headings. Headings of Articles and Sections in this Agreement have been inserted for convenience of reference only and are not to be used in construing or interpreting this Agreement.

[Signatures on the Following Page]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

MEMC Singapore Pte. Ltd.

By:	/s/ Kenneth H. Hannah
Kenneth H. Hannah

Samsung Fine Chemicals Co. Ltd.

By:	/s/ Jonjoong Kim
Jongjoong Kim